UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): JUNE 29, 2006

000-15701

(Commission file number)

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1185 Linda Vista Drive San Marcos, California 92078	(760) 744-7340
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On June 29, 2006, the employment agreements dated as of January 30, 2004, by and between Natural Alternatives International, Inc. (“NAI”) and Timothy E. Belanger, and by and between NAI and Mark E. Zimmerman, were terminated. Mr. Belanger had served as NAI’s Senior Vice President – Sales and Marketing, and Mr. Zimmerman had served as NAI’s Vice President – Operations. Copies of the employment agreements were previously filed as Exhibits 10.9 and 10.4, respectively, of NAI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed with the United States Securities and Exchange Commission on September 14, 2004.

Under the terms of each employment agreement, upon execution of a separation agreement and general release of claims, Mr. Belanger and Mr. Zimmerman are each entitled to receive a severance benefit in an amount equal to one year’s compensation, which amount is approximately $208,825 for Mr. Belanger and $201,562 for Mr. Zimmerman. In addition, NAI will pay the premiums for continuing health insurance coverage for each of Mr. Belanger and Mr. Zimmerman for 12 months following their termination. If Mr. Belanger or Mr. Zimmerman elects not to execute a general release of claims, the employment agreement provides that the severance benefit would be reduced to one month’s compensation. Both Mr. Belanger and Mr. Zimmerman will remain subject to the provisions in their respective employment agreements regarding confidentiality and proprietary information. In the event of any dispute regarding either Mr. Belanger’s or Mr. Zimmerman’s employment or the termination of their respective employment agreements, Mr. Belanger or Mr. Zimmerman, as applicable, and NAI would be subject to the terms of a mediation and arbitration agreement entered into between the parties on January 30, 2004. As a result of any such dispute, the actual amount of the severance benefit paid to either Mr. Belanger or Mr. Zimmerman may be greater than the amount provided for under the terms of the employment agreement.

In addition, Mr. Belanger has vested options to purchase 106,000 shares of NAI’s common stock, 29,885 of which will expire on September 27, 2006, 16,000 of which will expire on May 30, 2007, and 60,115 of which will expire on June 28, 2007, if Mr. Belanger elects not to exercise such options within such time periods. Mr. Zimmerman has vested options to purchase 120,000 shares of NAI’s common stock, 29,885 of which will expire on September 27, 2006, 30,000 of which will expire on May 30, 2007, and 60,115 of which will expire on June 28, 2007, if Mr. Zimmerman elects not to exercise such options within such time periods.

Item 2.02.	Results of Operations and Financial Condition.

On July 6, 2006, NAI issued a press release announcing net sales for the fourth quarter ended June 30, 2006. A copy of this press release is attached hereto as Exhibit 99.1.

The information in this report furnished pursuant to this Item 2.02 and the exhibits hereto shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this report shall not be incorporated by reference into any filing of NAI with the SEC, whether made before or after the date hereof, regardless of any general incorporation language in such filings.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As discussed under Item 1.02 above, on June 29, 2006, the employment of Timothy E. Belanger and Mark E. Zimmerman was terminated. Mr. Belanger had served as NAI’s Senior Vice President – Sales and Marketing, and Mr. Zimmerman had served as NAI’s Vice President – Operations.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated July 6, 2006 of NAI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Alternatives International, Inc.

Date: July 6, 2006	By:	/s/ John Reaves
John Reaves
Chief Financial Officer